UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2010

EDISON INTERNATIONAL
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-9936	95-4137452
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2244 Walnut Grove Avenue
(P.O. Box 976)
Rosemead, California  91770
(Address of principal executive offices, including zip code)

626-302-2222
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  This current report includes forward-looking statements. Edison International based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports.

Item 8.01	Other Events

Midwest Generation, LLC (“Midwest Generation”) Environmental Permit

On November 19, 2010, the Illinois Environmental Protection Agency issued a construction permit to Midwest Generation authorizing the construction of flue gas desulfurization (“FGD”) equipment and particulate emissions controls at the Waukegan Generating Station’s Unit 7.  Midwest Generation is an indirect subsidiary of Edison International.

The construction permit authorizes Midwest Generation to install a dry sorbent injection system using Trona or its equivalent to meet the SO2 reduction and FGD equipment requirements contained in the Illinois Combined Pollutant Standard (“CPS”).  The permit also authorizes Midwest Generation to convert the existing electrostatic precipitator to a “cold-side” design which will improve removal efficiency of particulate matter to satisfy the particulate control requirements of the CPS.

Midwest Generation has not made final decisions as to whether the project will be undertaken at Unit 7 and its decision remains subject to various factors, such as market conditions, regulatory and legislation developments, forecasted commodity prices, and applicable capital and operating costs.  Illinois regulations require construction to begin under the permit within twelve months of the date the permit was granted.

For more discussion regarding Midwest Generation’s permitting and planning activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Edison International Overview—Environmental Developments—Midwest Generation Environmental Compliance Plans and Costs” in Edison International’s Form 10-Q for the period ended September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)
/s/ Mark C. Clarke

Mark C. Clarke
Vice President and Controller

Date:  November 23, 2010